EXHIBIT 19.1

Securities Trading Policy
for
Cadence Design Systems, Inc.
and All of Its Subsidiaries

Introduction
Cadence has adopted this Securities Trading Policy (this “Policy”) regarding transactions involving Cadence securities and the securities of certain other companies. Cadence encourages participation in the company’s future through ownership of its securities. However, along with the benefits of security ownership come important obligations.

Applicability
This Policy applies to each of the following (referred to in this Policy as “you”):
•Cadence’s executive officers, employees, Board of Directors, agents, consultants and contractors (together, “Cadence Personnel”);
•Entities over which Cadence Personnel have control (such as corporations, partnerships or trusts);
•Individuals who reside with Cadence Personnel (whether or not they are family members of Cadence Personnel); and
•Family members of Cadence Personnel whose transactions in Cadence securities are directed by Cadence Personnel, and/or whose transactions in Cadence securities are subject to the influence or control of Cadence Personnel.
“Family members” means children, stepchildren, parents, stepparents, spouses, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law.
As Cadence Personnel, it is your responsibility to inform family members and housemates who are subject to this Policy and other relevant persons about this Policy’s requirements.
If you have any doubt as to whether this Policy applies to you or whether a proposed transaction is covered by this Policy, contact Corporate Legal.

Is my housemate subject to the trading restrictions in this Policy?
Yes, anyone who lives with you is subject to this Policy. It is your responsibility to inform your housemate about the restrictions in this Policy, including not trading in Cadence securities if your housemate inadvertently becomes aware of material non-public information (as described in Section 1 below).

Securities and Transactions Covered by this Policy
Securities covered. In this Policy, the term “securities” includes shares of common stock and preferred stock, stock options, restricted stock, restricted stock units, warrants, debt securities, any other type of security a company may issue, any instrument that grants to its holder a direct or indirect ownership interest in a company or any debt obligation of a company and any derivative securities of such securities.
However, the term “security” does not include ownership interests in mutual funds, exchange-traded funds or hedge funds in which the holder of the interest has no ability, directly or indirectly, to direct or influence the purchase or sale of the fund’s securities.

                         Rev. Nov. 2024

Transactions covered. References in this Policy to “trading in securities” and “transactions” include, among other things:
•Purchases and sales of securities in public markets
•Sales of securities obtained through the exercise of employee stock options, including sales through cashless exercises in which securities are sold into the market in order to satisfy the exercise price of employee stock options
•Hedging transactions, including transactions involving prepaid variable forward contracts, equity swaps, collars and exchange funds
•Pledging transactions, including using securities to secure a loan
•Short-sales of securities
•Gifts of securities

Are investments in mutual funds or exchange-traded funds that include Cadence securities subject to the restrictions in this Policy?
Investments in mutual funds, exchange-traded funds or hedge funds that invest in a broad index or sector that includes Cadence securities are not subject to this Policy, as long as you do not have any ability, directly or indirectly, to direct the purchase or sale of the securities held by the fund. If you have any questions about whether a particular index or sector is “broad,” please consult with Corporate Legal.

1.No Trading While Aware of Material Non-Public Information
You may not engage in transactions in any company’s securities while you are aware of information about that company that is both “material” and “non-public.” This restriction applies to the securities of Cadence and of any other company about which you may become aware of material non-public information through your work for Cadence, including current or potential competitors, customers, suppliers or counterparties in mergers, acquisitions or other strategic transactions.
Material information. “Material” information is any information that a reasonable person would consider important in a decision to buy, hold, sell or gift securities. Any information that could be expected to affect stock price should be considered material. Both “good news” and “bad news” can be material. Material information may include any of the following, among other types of information:
•Financial results or internal financial information
•Projected sales, earnings, bookings, losses or other financial or other targets or projections
•Significant changes or anticipated changes in operating or financial performance, such as major write-offs or special or extraordinary charges against earnings or capital
•Significant changes in backlog
•Major new products, discoveries or services or changes in lines of business
•Significant developments regarding customers or suppliers, such as entry into or termination of a significant agreement
•Any proposed joint venture, merger, acquisition or major sale of securities or assets, including any third-party expressions of interest in such matters
•A change in control
•Stock splits, buybacks or redemptions
•Changes in dividend policy or any stock buyback program
•Major financings or borrowings
•Major litigation, expected major litigation and related developments

One of my colleagues clicked on a bad link that infected his computer and possibly Cadence’s network with malware. I don’t know if this has been a problem elsewhere at Cadence. I want to trade some Cadence shares to pay bills. Can I do so?
If the cybersecurity incident was material and is non-public, you may not trade. Whether an incident was material is very difficult to assess and requires input from experts. Check with Corporate Legal. if you are aware of a potential cybersecurity incident.
I am working on a confidential agreement with a new customer that could be significant. I bought shares in that customer a few years ago before I started working at Cadence. If I hold on to the shares, I think they would increase in value once the agreement is signed and disclosed, but I have some big expenses coming up soon and need to sell the shares. Can I do so?
If you are aware of material non-public information about the customer, you cannot trade in the customer’s securities. If such non-public information is also material to Cadence, then you also cannot trade in Cadence securities. Any information that may be expected to affect the stock price of a company should be considered

                         Rev. Nov. 2024

•Significant internal or external investigations
•Capital investment plans or significant capital expenditures
•Significant labor disputes or significant hiring freezes
•Tender offers or proxy fights
•Certain changes in auditor or a significant notification from an auditor
•Accounting restatements
•Major changes in directors or senior management
•Impending bankruptcy or financial liquidity problems
•Significant cybersecurity or data security incidents, including breaches
•Product recalls
•Pricing changes or discount policies
It can sometimes be difficult to know whether information is material. As a practical matter, materiality is often evaluated by enforcement authorities after the fact with the benefit of hindsight, when the effect of the information on the market can be quantified. Although you may be aware of information that you do not consider to be material, enforcement authorities may conclude otherwise. Therefore, trading in a company’s securities based on such information can be risky. If you have any doubt, you should consider the information to be material and check with Corporate Legal.
Non-public information. Information is “non-public” if it has not been disclosed generally to the marketplace by one of the following methods:
•By company press release
•By public filing with the Securities and Exchange Commission (the “SEC”)
•On a publicly accessible company conference call for which adequate notice to the public was given
•By another method reasonably expected to effect a broad and non-exclusionary distribution of information to the public
After material information has been disseminated publicly, the market must have a reasonable opportunity to absorb it. Therefore, if you are aware of material non-public information, you must wait until two full trading days have elapsed following the announcement before you can trade (provided you are not aware of other material non-public information at that time). For example:
•If a press release is issued after Nasdaq market-open on a Tuesday, you cannot trade until Friday (assuming no intervening holidays during that week when the market is closed)
•If a press release is issued after Nasdaq market-close on a Friday, you cannot trade until Wednesday (assuming the market is open on Monday and Tuesday)
If you are unsure whether information of which you are aware is material and/or non-public, you should contact Corporate Legal.

material. Check with Corporate Legal. It is irrelevant whether you may lose money by making the trade or whether holding the shares would result in personal financial hardship.
My team and I just signed a significant deal with a new customer. The customer’s CEO mentioned the deal with Cadence on X. Can I talk about the deal with my friends?
You may not discuss it unless the information is made public by one of the methods described in this Policy. The customer CEO’s X post alone does not necessarily mean the information is “public.” You should check whether the public disclosure requirements have been satisfied with Corporate Legal. Please also note that you may only discuss the information relating to the deal that has been made public and you should not offer personal opinions or commentary regarding the deal.

                         Rev. Nov. 2024

2.No “Tipping”
No sharing tips with third parties. You may not disclose or “tip” material non-public information to any other person (including family members and friends and through social media or other communication channels) where such information may be used by such person to trade in Cadence’s securities or the securities of any other company.
Tipping also includes making recommendations, expressing opinions about trading and “signaling” while aware of material non-public information. There are strict legal prohibitions against tipping, and you can be liable for tipping even if you do not have any financial interest in or profit from the other person’s trade.
Permitted work-related communication. It is often necessary to circulate important information in order for people to do their jobs at Cadence. In the course of performing your work for Cadence, you may communicate material non-public information to others on a confidential, “need to know” basis, but you may not share material non-public information with others who do not have a legitimate business reason to know the information. Check with Corporate Legal if you are unsure.
Inquiries from the investment community regarding Cadence securities. Only certain officers and employees of Cadence are authorized to discuss Cadence with members of the investment community, such as analysts and investment advisors. For more information, visit Cadence’s Guidelines for Public Disclosures.

I heard that a significant deal was recently signed and will soon be announced publicly. My friend mentioned at a party that he wants to invest in Cadence stock. Can I encourage him to buy shares quickly and hint that the price might go up soon?
No, you cannot express opinions to others about trading in Cadence stock while aware of material non-public information. It is irrelevant that you do not personally profit from such act.
I was invited to consult for an expert network firm for a few hours each month in exchange for a consulting fee. The time commitment is minimal, and it would be a great way to make some extra money. Can I do this?
Expert network firms may seek to engage you as a consultant because of your knowledge of Cadence, our customers and suppliers, certain technology and/or our industry generally. Even if you sign a non-disclosure agreement with these firms, they may relay the information you provide them to potential investors, who may be considering investments in certain companies or industries. As a result, you may be violating insider trading laws.
Cadence employees cannot participate in, or otherwise communicate information to, an expert network firm. Instead, refer these inquiries to Investor Relations.

3.No Hedging
You are prohibited from hedging ownership of Cadence securities, including trading in publicly traded options, puts, calls or other derivative instruments related to Cadence securities.
Hedging transactions may insulate a security holder from upside or downside price movement in Cadence securities, which can result in the perception that the security holder’s interests are no longer aligned with those of other Cadence security holders.

4.No Short Selling
You are prohibited from short selling Cadence securities. Selling short involves transactions in which the short-seller borrows securities from a broker, sells them and later acquires the securities in the open market to repay the borrowed securities to the broker. In a short sale, the seller will make a profit if the price of the securities declines after the sale, such that the securities can be acquired in the open market at a lower price. Short selling Cadence securities could signal to the market that the seller lacks confidence in Cadence.
You are also prohibited from using derivative securities to achieve a comparable transaction (i.e., where you can only profit if the price of the security declines).

5.Prohibition of Pledges and Margin Stock
You are prohibited from engaging in the following transactions: (i) all pledges of Cadence securities or the securities of any other company designated by Corporate Legal and (ii) the deposit in margin accounts of Cadence securities or the securities of any other company designated by Corporate Legal. This prohibition does not apply to cashless exercises of stock options under Cadence’s equity plans or to situations approved in advance by  Corporate Legal.
Because securities held in a margin account or pledged as collateral may be sold without your consent by the broker if you fail to meet a margin call or by the lender if you default on a loan, a margin or foreclosure sale may result in unlawful insider trading and, in the case of members of the Board of Directors and Section 16 Officers (defined

                         Rev. Nov. 2024

below), short swing profits under Section 16 of the Securities Exchange Act of 1934, as amended.
6.Restricted Persons and Trading Windows
Restricted Persons (defined below), as well as their family members who are subject to this Policy, persons who reside with them and entities they control, may trade in Cadence’s securities:
•Only during “open” trading windows, and
•Only if they are not aware of material non-public information concerning Cadence
A “Restricted Person” is an individual who Cadence determines is likely to have access to material non-public information. Cadence’s Restricted Persons list includes:
•All members of the Cadence Board of Directors
•All employees with the title of vice president (or equivalent) and above
•Certain employees in finance, tax, investor relations, corporate development, legal, information security and sales
•Any other person who is designated as a Restricted Person by Corporate Legal and so notified, which designation may be temporary
Cadence will notify you via email if you are a Restricted Person. If you are not sure whether you are a Restricted Person, please contact the Stock Admin.
“Open” trading window. The “trading window” is the period of time during which Restricted Persons (as well as their family members who are subject to this Policy, persons who reside with them and entities they control) are permitted to trade in Cadence’s securities as long as they are not aware of material non-public information concerning Cadence. At these times, the trading window is said to be “open.”
Quarterly trading window “closures.” Each quarter Cadence “closes” the trading window in connection with the release of Cadence’s quarterly earnings. The start and end dates of each quarterly earnings trading window closure are as follows:
•Quarterly earnings trading window closure: The quarterly earnings trading window will generally close at the close of the market on the fourteenth (14th) calendar day prior to the end date of any quarter.
•Quarterly earnings trading window reopening: The quarterly earnings trading window will generally reopen after market on the date that is two full trading days after the later of (i) the public release of Cadence’s earnings for such prior quarter or (ii) the public conference call regarding Cadence’s earnings for such prior quarter.
Restricted Persons will be notified by email prior to the reopening of the trading window each quarter. However, each Restricted Person is responsible for complying with the trading window restrictions described in this Policy even if a notice is not received.
Restricted Persons (as well as their family members who are subject to this Policy, persons who reside with them and entities they control) may not trade in Cadence securities during any closed trading window even if they are not aware of material non-public information concerning Cadence. The restrictions against trading during any closed trading window also apply to the fulfillment of “limit” orders by brokers (i.e., orders to be executed only at a certain stock price). Accordingly, Restricted Persons must ensure that any “limit” orders placed with brokers will not be fulfilled during a closed trading window, unless an exception applies (discussed in Section 7 below).
Special trading window closures. Under certain circumstances, Cadence may close the trading window for a “special” period and require certain Restricted Persons

How do I know if I am a Restricted Person?

You will receive, or have already received, an email notifying you that you are on the Restricted Persons list, either permanently or for a temporary period of time. If you would like to check your status, contact the Stock Admin.

If the end date of a quarter is Friday, March 31st, when does the trading window close? If the filing of the 10-Q and the earnings call occur after market close on Monday, April 24th, when does the trading window reopen?

The trading window would close at the close of market on Friday, March 17th and reopen when markets open on Thursday, April 27th.
How can I find out when quarterly earnings will be released or when the conference call with analysts will occur?
Scheduled conference calls with analysts and other earnings release information can be found on the Investor Relations page of www.cadence.com.

                         Rev. Nov. 2024

 (including individuals who have been temporarily designated as Restricted Persons for purposes of the special trading window closure) to refrain from trading. If you have been designated a Restricted Person for purposes of a special trading window closure, you will be notified by the Stock Admin. Notice of any special trading window closure must be kept confidential.
Exceptions to the trading windows may be approved by Corporate Legal. Exceptions with respect to the General Counsel may be approved by the Chair of the Board of Directors or the Chief Executive Officer of Cadence.
Please note that even if the trading window is open, if you are aware of material non-public information concerning Cadence, you may not trade in Cadence’s securities.

7.Exceptions to the Trading Restrictions in this Policy
The trading restrictions in this Policy, including the trading window closures described in Section 6 above, do not apply to the following transactions in Cadence securities:
Certain Stock Option Exercises: The exercise of stock options granted by Cadence as long as the underlying Cadence securities received upon such exercise are not sold (whether to fund the exercise, pay taxes or otherwise). For the avoidance of doubt, cashless exercises of stock options (in which securities are sold into the market in order to satisfy the exercise price of employee stock options) are subject to the trading prohibitions in this Policy.
Bona Fide Gifts:
•Subject to the pre-clearance and reporting requirements described in Sections 8 and 9 below, bona fide gifts of Cadence securities, made while you are not in possession of material non-public information about Cadence (see Section 1 above), are permitted.
•Subject to the pre-clearance and reporting requirements described in Sections 8 and 9 below, gifts of Cadence securities for family or estate planning purposes, where Cadence securities are gifted to a person or entity subject to this Policy, are permitted.
Transactions Under Pre-Arranged Trading Plans: Trades made in accordance with a properly adopted Pre-Arranged Trading Plan (as defined below). SEC Rule 10b5-1 permits trades to be executed even when you are aware of material non-public information if the trade is executed pursuant to a written trading plan that meets the applicable SEC rules and regulations for such plans (a “Pre-Arranged Trading Plan”). Such plans must be entered into in good faith at a time when you are not aware of material non-public information and during an “open” trading window (described in Section 6 above). Generally, such plans must provide specific instructions as to amount, price and timing for the purchase or sale of securities, and otherwise comply with the requirements of SEC Rule 10b5-1. Certain of these requirements and additional limitations are summarized below. Any Pre-Arranged Trading Plan (or any modification or termination of a Pre-Arranged Trading Plan) must be reviewed and pre-approved by Corporate Legal.
•Cooling-Off Periods:
•If you are a member of the Cadence Board of Directors or an “officer” of Cadence under Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (a “Section 16 Officer”), transactions under your Pre-Arranged Trading Plan may not occur until the expiration of a cooling-off period ending on the later of (i) 90 days after adoption (or certain modifications) of the plan and (ii) two business days after filing of the Form 10-Q or Form 10-K covering the fiscal quarter in which the plan was adopted (or modified), up to a maximum of 120 days.
•For all other persons subject to this Policy, transactions under your Pre-Arranged Trading Plan may not occur until the expiration of a cooling-off period that is 30 days after adoption (or certain modifications) of the plan.

I would like to sell some Cadence equity every month to pay my mortgage. However, sometimes I am aware of material non-public information when I want to sell. What can I do to ensure that I can always sell on certain dates?
You can contact your broker about putting in place a Pre-Arranged Trading Plan (also called a Rule 10b5-1 Plan).
Can I make changes to my Pre-Arranged Trading Plan after it was already entered into?
Generally, modifications to Pre-Arranged Trading Plans should only be made under extenuating circumstances. SEC Rule 10b5-1 requires persons subject to a Pre-Arranged Trading Plan to act in good faith with respect to the plan, and Pre-Arranged Trading Plan modifications not made in good faith may result in the loss of the Rule 10b5-1 safe harbor for transactions that occurred pursuant to the Pre-Arranged Trading Plan prior to the modification.
Can I terminate my Pre-Arranged Trading Plan?
Generally, terminations of Pre-Arranged Trading Plans should only be made under extenuating circumstances. SEC Rule 10b5-1 requires persons subject to a Pre-Arranged Trading Plan to act in good faith with respect to the plan, and terminations not made in good faith may result in the loss of the Rule 10b5-1 safe harbor for transactions that occurred pursuant to the Pre-Arranged Trading Plan prior to the termination.

                         Rev. Nov. 2024

•Plan Modifications: Any modifications to an existing Pre-Arranged Trading Plan must be made at a time when you are not aware of material non-public information, during an “open” trading window (described under Section 6 above), and you must act in good faith with respect to the Pre-Arranged Trading Plan. Modifications to Pre-Arranged Trading Plans that change the amount, price or timing of purchases or sales (or a formula that affects these inputs) will trigger a new cooling-off period, as described above.
•Transactions Outside of a Plan: If you have a Pre-Arranged Trading Plan, you may not (i) engage in transactions with respect to Cadence securities designated to be transacted under your Pre-Arranged Trading Plan or (ii) engage in transactions designed to reduce or eliminate the economic consequences of your Pre-Arranged Trading Plan.
•Number of Plans: You may only have one Pre-Arranged Trading Plan at a time, except under the limited circumstances permitted under SEC Rule 10b5-1. In addition, you may only have one “single-trade” Pre-Arranged Trading Plan (i.e., a plan that contemplates only one transaction in Cadence securities) in any twelve-month period.Cadence reserves the right to publicly disclose, announce or respond to inquiries from the media regarding the adoption, modification or termination of a Pre-Arranged Trading Plan and non-SEC Rule 10b5-1 trading arrangements, or the execution of transactions made under a Pre-Arranged Trading Plan. Cadence also reserves the right from time to time to suspend, discontinue or otherwise prohibit transactions under a Pre-Arranged Trading Plan if Corporate Legal or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of Cadence.
Cadence reserves the right to publicly disclose, announce or respond to inquiries from the media regarding the adoption, modification or termination of a Pre-Arranged Trading Plan and non-SEC Rule 10b5-1 trading arrangements, or the execution of transactions made under a Pre-Arranged Trading Plan. Cadence also reserves the right from time to time to suspend, discontinue or otherwise prohibit transactions under a Pre-Arranged Trading Plan if Corporate Legal or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of Cadence.
Compliance of a Pre-Arranged Trading Plan with the terms of SEC Rule 10b5-1 and the execution of transactions pursuant to the plan are the sole responsibility of the person initiating the plan, and none of Cadence, the Board of Directors, Corporate Legal or Cadence’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Pre-Arranged Trading Plan (or modification or termination of a plan) submitted for approval, nor the legality or consequences relating to a person entering into, informing Cadence of, or trading under, a Pre-Arranged Trading Plan.
For additional information about Pre-Arranged Trading Plans, please contact the Stock Admin.

I have a Pre-Arranged Trading Plan in place, but I would like to sell additional shares not covered by my plan. May I?
If you have a Pre-Arranged Trading Plan in place, Cadence generally discourages any market transactions in Cadence securities outside of that plan. If you would like to gift Cadence securities outside of the plan, please contact Corporate Legal.

8.Mandatory Pre-Clearance of Trading and Gifts by Certain Persons
•Pre-clearance requirement. If you are:
•A member of the Cadence Board of Directors,
•A Section 16 Officer, or
•Any other person who has been designated by Corporate Legal and so notified, your transactions in Cadence securities or the securities of other companies designated by Corporate Legal must be pre-cleared by Corporate Legal (unless an exception applies, as discussed in Section 7 above). In addition, any gifts that the persons listed above make of Cadence securities must be pre-cleared by Corporate Legal.
Trades and gifts by the General Counsel that require pre-clearance must be pre-cleared by the Chair of the Board of Directors or the Chief Executive Officer of Cadence.

I am working on a significant and highly confidential project. In connection with it, I was notified by Corporate Legal to seek pre-clearance of any trades of Cadence stock until further notice. I asked for, and was granted, pre-clearance to sell my shares; however, I am aware of material non-public information that is unrelated to the project. Can I rely on the pre-clearance and sell my shares?
No, you can never trade while in possession of material non-public information (except as described in Section 7).

                         Rev. Nov. 2024

Effective period of pre-clearance. Pre-clearance of a proposed transaction or a proposed gift is effective from the time Corporate Legal grants the pre-clearance through the end of the second full trading day following the grant of pre-clearance, unless a different period is specified in the pre-clearance from Corporate Legal. If the transaction order is not executed or the gift is not made within that time period, pre-clearance for the transaction or the gift must be requested again. A response from Corporate Legal that a pre-clearance request has been denied must be kept confidential. Pre-clearance of a transaction or a gift does not constitute a recommendation by Cadence or any of its employees or agents that you should engage in the proposed transaction or the proposed gift. Even if a proposed transaction receives pre-clearance, if you become aware of material non-public information concerning Cadence before the transaction is executed, you may not complete the transaction.

Can I gift Cadence securities during a closed trading window?
It depends. Under this Policy, bona fide gifts of Cadence securities made while you are not in possession of material non-public information are permitted, both during an open or closed trading window. In addition, if you are subject to Section 8 pre-clearance requirements, you may make gifts if (and only if) the gift has been pre-cleared by Corporate Legal.

Am I subject to trading window closures if I am no longer an employee of Cadence?
It depends. If your employment with Cadence ends during a closed trading window, you will be subject to the remainder of that trading window closure. If your employment with Cadence ends on a day that the trading window is open, you will not be subject to the next trading window closure. However, even if you are not subject to our trading window restrictions after you leave Cadence, you should not trade in Cadence securities if you are aware of material non-public information. That restriction stays with you as long as the information you possess is material and not publicly disseminated within the meaning of this Policy.

9.Prompt Reporting of Trades and Gifts by Directors and Section 16 Officers
All members of the Board of Directors and Section 16 Officers are required to submit to Corporate Legal and Stock Admin a copy of any trade order or confirmation relating to the purchase, sale or donation of Cadence securities within one business day of any such transaction, including transactions pursuant to a Pre-Approved Trading Plan or bona fide gifts. Cadence uses this information to satisfy SEC reporting obligations.

10.Post-Termination Transactions
This Policy continues to apply to you after your employment or other relationship with Cadence terminates, until such time as you are no longer aware of material non-public information and any applicable trading window closure in effect at the time of your termination has expired.

11.Consequences of Violations
Any violation of the insider trading laws (including tipping) could result in severe civil and criminal liability for you and Cadence, including substantial fines and imprisonment. The SEC and other regulatory authorities use sophisticated electronic surveillance techniques to uncover insider trading. There are no limits on the size of transaction that will trigger insider trading liability. Small trades have resulted in SEC investigations and lawsuits.
In addition, violations of this Policy may result in disciplinary action, up to and including termination of your employment or other relationship with Cadence, and any transaction executed in violation of this Policy is subject to reversal, with all costs of reversal charged to you.

12.Questions If you have any questions about this Policy, contact Corporate Legal.
13.Amendments Cadence may update this Policy to comply with local law requirements or for other purposes.

                         Rev. Nov. 2024